As filed with the Securities and Exchange Commission on June 30, 2003

Registration No. 333-______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BRIO SOFTWARE, INC.

(Exact name of Registrant as specified in its charter)

DELAWARE	77-0210797
(State of incorporation)	(I.R.S. Employer Identification No.)

4980 GREAT AMERICA PARKWAY

SANTA CLARA, CA 95054

(Address of principal executive offices)

1998 STOCK OPTION PLAN

AMENDED AND RESTATED 1998 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the Plans)

CRAIG COLLINS

EXECUTIVE VICE PRESIDENT, FINANCE & OPERATIONS

AND CHIEF FINANCIAL OFFICER

BRIO SOFTWARE, INC.

4980 GREAT AMERICA PARKWAY

SANTA CLARA, CA 95054

(480) 496-7400

(Name, address and telephone number, including area code, of agent for service)

Copy to:

JON GAVENMAN

VENTURE LAW GROUP

A PROFESSIONAL CORPORATION

2775 SAND HILL ROAD

MENLO PARK, CALIFORNIA 94025

(650) 854-4488

Page 1 of 6 Pages

Exhibit Index on Page 6

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

1998 STOCK OPTION PLAN (AS AMENDED)
Common Stock, $0.001 par value	1,000,000 Shares	$2.14 (2)(a)	$2,140,000	$173.13

AMENDED AND RESTATED 1998 EMPLOYEE STOCK PURCHASE PLAN
Common Stock, $0.001 par value	600,000 Shares	$1.82 (2)(b)	$1,092,000	$88.34

TOTAL	1,600,000 Shares		$3,232,000	$261.47

(1)	This Registration Statement shall also cover any additional shares of Common Stock that become issuable under any of the Plans being registered pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration that results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)	Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933 (the “Securities Act”) solely for the purpose of calculating the registration fee. The computation is based upon (a) for shares issuable under the 1998 Stock Option Plan, as amended, the average of the high and low sale prices of Registrant’s Common Stock as reported on The Nasdaq National Market on June 24, 2003 (the “Average Price”), and (b) for shares registered under the Amended and Restated 1998 Employee Stock Purchase Plan, the Average Price multiplied by 85%, which is the percentage of the trading purchase price applicable to purchases under the referenced Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference:

(1)  The Registrant’s Annual Report on Form 10-K for the year ended March 31, 2003, filed with the Commission on June 30, 2003.

(2)  The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”) on April 6, 1998, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post- effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents.

Effective July 8, 2002, we appointed KPMG LLP to replace Arthur Andersen LLP (“Andersen”) as our independent auditors. Our consolidated balance sheet as of March 31, 2002, and the related consolidated statements of operations, stockholders’ equity and cash flows for the fiscal years ended March 31, 2002 and March 31, 2001, included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2003, incorporated by reference in this registration statement have been audited by Andersen, as stated in their report dated April 19, 2002. After reasonable efforts, we have been unable to obtain Andersen’s consent to the incorporation by reference into this registration statement of its report with respect to these financial statements. Under these circumstances, Rule 437a under the Securities Act of 1933 permits us to file this registration statement without a written consent from Andersen. The absence of such consent may limit recovery by investors on certain claims. In particular, and without limitation, investors will not be able to assert claims against Andersen under Section 11 of the Securities Act. In addition, the ability of Andersen to satisfy any claims (including claims arising from Andersen’s provision of auditing and other services to us) may be limited as a practical matter due to recent events regarding Andersen.

Item 4.  DESCRIPTION OF SECURITIES.    Not applicable.

Item 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.    Not applicable.

Item 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Registrant’s Certificate of Incorporation reduces the liability of a director to the corporation or its shareholders for monetary damages for breaches of his or her fiduciary duty of care except where the director breaches the duty of loyalty, engages in bad faith, intentional misconduct of knowingly violates certain laws. The Bylaws of the Registrant further provide for indemnification of corporate agents to the maximum extent permitted by the Delaware General Corporation Law. In addition, the Registrant has entered into Indemnification Agreements with its officers and directors.

Item 7.  EXEMPTION FROM REGISTRATION CLAIMED.    Not applicable.

Item 8.    EXHIBITS.

Exhibit Number

4.1	**	Amended and Restated 1998 Employee Stock Purchase Plan.

4.2	*	1998 Stock Option Plan, as amended

5.1		Opinion of Venture Law Group, a Professional Corporation.

23.1		Independent Auditors’ Consent.

23.2		Consent of Venture Law Group, a Professional Corporation. (included in Exhibit 5.1)

24.1		Power of Attorney (see page 4).

*	Incorporated by reference to identically numbered exhibits filed with Registrant’s Registration Statement on Form S-8 (No. 333-53164) that was filed on January 4, 2001.
**	Incorporated by reference to identically numbered exhibits filed with Registrant’s Registration Statement on Form S-8 (No. 333-64888) that was filed on July 11, 2001.

Item 9.  UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

(1)  to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)  that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as the indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the question has already been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

[Signature Pages Follow]

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant, Brio Software, Inc., a corporation organized and existing under the laws of the State of Delaware, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on this day, June 30, 2003.

Brio Software, Inc.

By:	/s/ Craig D. Brennan
Craig D. Brennan President and CEO

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Craig D. Brennan and Craig Collins, and each of them, as his, her or his attorneys-in-fact and agents, each with the power of substitution, for him, her, in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file such amendments, together with exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting to each attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he or she might or could do in person, and ratifying and confirming all that the attorneys-in-fact and agents, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Craig D. Brennan Craig D. Brennan	President, Chief Executive Officer and Director (Principal Executive Officer)	June 30, 2003

/s/ Craig Collins Craig Collins	Chief Financial Officer and Executive Vice President, Corporate Development (Principal Financial and Accounting Officer)	June 30, 2003

/s/ Yorgen H. Edholm Yorgen H. Edholm	Chairman of the Board of Directors	June 30, 2003

/s/ E. Floyd Kvamme E. Floyd Kvamme	Director	June 30, 2003

/s/ John Mutch John Mutch	Director	June 30, 2003

/s/ Ed Saliba Edward Saliba	Director	June 30, 2003

/s/ Ernest von Simson Ernest von Simson	Director	June 30, 2003

INDEX TO EXHIBITS

Exhibit Number

4.1	**	Amended and Restated 1998 Employee Stock Purchase Plan.

4.2	*	1998 Stock Option Plan, as amended

5.1		Opinion of Venture Law Group, a Professional Corporation.

23.1		Independent Auditors’ Consent.

23.2		Consent of Venture Law Group, a Professional Corporation. (included in Exhibit 5.1)

24.1		Power of Attorney (see page 4).

*	Incorporated by reference to identically numbered exhibits filed with Registrant’s Registration Statement on Form S-8 (No. 333-53164) that was filed on January 4, 2001.
**	Incorporated by reference to identically numbered exhibits filed with Registrant’s Registration Statement on Form S-8 (No. 333-64888) that was filed on July 11, 2001.